Execution Copy: 11/13/07

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT, made as of November 12, 2007 (this “Agreement”), by and between Castle Brands Inc., a Delaware corporation (the “Company”), and Donald Marsh (the “Executive”).

In consideration of the mutual covenants set forth in this Agreement, the parties hereto agree as follows:

AGREEMENT:

1. Employment and Duties. Subject to the terms of this Agreement, the Company has agreed to employ Executive, and Executive has accepted such employment, commencing as of November 12, 2007. Effective as of November 15, 2007 (the “Effective Date”), Executive shall become President and Chief Operating Officer of the Company. At all times on and after the Effective Date and during the term of his employment, Executive shall be the Company’s most senior executive officer, and all corporate officers shall report to Executive. If and for so long as requested or required by the Board of Directors of the Company (the “Board”), Executive will also serve as the Company’s principal executive officer. From and after the Effective Date, Executive shall have all responsibilities and authorities as are customary for a president and chief operating officer and as are customary for the most senior executive officer of an enterprise similar to the Company including, without limitation, responsibility for strategic planning, corporate finance, sales and marketing, agency relationships, and internal administration. Executive will have responsibility for such other job-related duties as may be assigned to Executive from time to time by the Board, and will report directly to the Board.

2. Performance of Services. Executive agrees that throughout the term of his employment hereunder he will devote his full business time, attention, knowledge and skills, faithfully, diligently and to the best of his ability, in furtherance of the business of the Company and its direct or indirect subsidiaries and will perform the duties assigned to him from time to time pursuant to Section 1, subject, at all times, to the direction of the Board, and to the written policies of the Company generally applicable to its executives. During the term of his employment hereunder, Executive will not accept other employment or permit his personal business interests to materially interfere with his duties hereunder.

3. Term. Executive will be employed for a term commencing on November 12, 2007 and ending on October 31, 2009 (the “Term”), unless his employment is terminated prior to the expiration of the Term pursuant to Section 6. The Term shall automatically be extended for an additional two (2) year period on substantially the same terms as are in effect on the last day of the Term, unless either party gives notice of nonrenewal at least ninety (90) days prior to the expiration of the then effective Term, in which case Executive’s employment hereunder shall terminate at the end of such Term.

4. Compensation. During the Term of this Agreement the Company agrees to pay to Executive:

(a) Salary. A salary at the rate of $320,000 per year the “Base Salary”), payable in accordance with the Company’s standard payroll practices for executives as in effect from time to time. Such Base Salary may be increased (but not decreased), in the sole discretion of the Compensation Committee of the Board (“Compensation Committee”), on the basis of periodic reviews, which shall occur no less frequently than on an annual basis, commencing with the annual reviews for the Company’s other executive officers for 2008.

(b) Bonus. In recognition of the services provided by Executive in his prior capacity as a consultant to the Corporation, $100,000 shall be paid to Executive upon the execution and delivery of this Agreement.

(c) Stock Option Grants. Concurrently with the execution of this Agreement, the Compensation Committee approved the grant to Executive of an option to purchase Common Stock of the Company having the terms set forth in the form of grant agreement attached hereto as Exhibit A (“the “Option”).

(d) Incentive Bonus. In each fiscal year, Executive shall be eligible to receive an annual cash performance bonus equal to up to 110% of the initial Base Salary provided for in Section 4(a) above (the “Maximum Bonus”), subject to successful achievement of goals and objectives that have been agreed upon by the Executive and the Compensation Committee of the Board in connection with the approval of this Agreement, payable at such time or times as the Compensation Committee has specifically authorized, and otherwise in accordance with the Company’s standard practices for executives as in effect from time to time; provided, however, that in no event shall Executive receive a bonus for either fiscal year 2008 or 2009 (ending on March 31, 2008 and March 31, 2009, respectively) which is less than $192,000 (the “Minimum Bonus”). In addition to the annual incentive bonus opportunity described in the preceding sentence, Executive shall also be eligible for a threshold supplemental performance bonus in the amount of 50% of initial Base Salary (“Threshold Supplemental Performance Bonus”), and for a maximum supplemental performance bonus in the amount of 150% of initial Base Salary (“Maximum Supplemental Performance Bonus”) based on the level of achievement of strategic objectives identified by the Compensation Committee in connection with its approval of this Agreement (each also referred to as a “Supplemental Performance Bonus”). In the event of any termination of employment, other than for Cause or by Executive without Good Reason, that occurs after all conditions for payment of any annual incentive bonus or any Supplemental Performance Bonus have been satisfied, other than any condition that Executive be employed on the date for payment (“Employment Condition”), such bonus shall be treated as earned for all purposes of this Agreement and payment shall be made to the extent provided in Section 6 without regard to any Employment Condition.

(e) Vacation. Executive shall be entitled to twenty (20) paid vacation days in each calendar year, plus paid Company holidays.

(f) Other Benefits. Executive will be entitled to participate, to the extent he is eligible under the terms and conditions thereof, in all profit-sharing, hospitalization, insurance, medical, disability, or other fringe benefit or executive perquisite plans generally available to other senior executives of the Company. Executive shall at all times during the Term, and thereafter in respect of actions taken, or not taken, by Executive during the Term, be entitled to (i) indemnification and fee advancement to the maximum extent permitted by law, and (ii) coverage as a named insured under policies of directors and officers liability insurance that are not less favorable than those in effect on the Effective Date. Notwithstanding any other provision of this Agreement, the obligations set forth in the preceding sentence shall survive and remain in full force and effect following any termination of employment for any reason.

5. Expenses. The Company will reimburse Executive for all expenses reasonably incurred by him in connection with the performance of his duties hereunder and the business of the Company upon the submission to the Company of appropriate invoices therefor, all in accordance with the Company’s policies and procedures as in effect from time to time for senior executives of the Company. The Company acknowledges and agrees that (i) Executive will not be required to relocate at any time during the Term, (ii) to the maximum extent practicable, Executive will be free to arrange his business travel to locations other than the Company’s principal executive offices in New York City (“Business Travel”) so that it can be initiated from, and provide for direct return to, Kentucky or other temporary living location, without first traveling to New York City, and (iii) it will be necessary for Executive to spend at least a majority of his business time when not engaged in Business Travel in New York City, and (iv) all reasonable meals, lodging and travel to New York City shall be reimbursed on the same basis as they have been reimbursed prior to the Effective Date.

6. Termination. The following provisions describe the compensation and benefits that will be payable to Executive upon his termination of employment according to the applicable circumstances set forth below.

(a) Termination by the Company Without Cause. The Company may terminate the employment of Executive hereunder at any time without Cause (as hereinafter defined). Notice of any such termination must be in writing and will be effective upon receipt by Executive. In the event that the employment of Executive is terminated pursuant to this Section 6(a) then, unless there has been a judicial determination or arbitrator’s decision that Executive has breached one or more of Sections 7, 9, 10 and 22 of this Agreement (an “Adverse Determination”), the Company will continue to pay to Executive the Base Salary as in effect on the date of such termination, in accordance with the standard payroll practices of the Company as in effect from time to time, for a term of twelve (12) months immediately following the date of such termination. In addition, in the event the employment of Executive is terminated pursuant to this clause (a), any unpaid annual incentive or unpaid Supplemental Performance Bonus described in Section 4(d) that in either case has been earned prior to the date of termination shall be paid to Executive when due and in all events not later than 75 days from the end of such fiscal year to which such bonus relates. Executive shall also receive a prorated annual incentive bonus for the year of termination based on the portion of the fiscal year to which such incentive bonus relates that Executive was employed; provided, however, that the Minimum Bonus for the first year of employment shall in no event be subject to pro-ration. In addition, unless there is an Adverse Determination (i) during the twelve (12) month period (eighteen (18) month period with respect to participation in the Company’s medical plans; provided that such benefits may be immediately terminated by the Company upon Executive’s qualification for coverage under the medical plans of another employer) immediately following termination of Executive pursuant to this Section 6(a), to the extent permissible under any relevant benefit plans of the Company, the Company shall continue to provide participation to Executive in all other benefits provided for under Section 4(e), at the Company’s expense, (ii) on the date of termination pursuant to this Section 6(a), the vesting and exercisability of any unvested options then held by Executive shall accelerate with respect to the number of shares of the Company’s common stock that equals (x) the number of shares that would have vested and become exercisable during the 12 months following termination of Executive multiplied by (y) a fraction, the numerator of which is the number of full calendar months that have elapsed since the last vesting date or since March 1, 2007 (if a vesting date has not occurred) and the denominator of which is the number of full calendar months from the last vesting date or from March 1, 2007 (if a vesting date has not occurred) to the vesting date occurring during the 12 months following termination, and (iii) any stock option held by Executive that is vested at the time of Executive’s termination pursuant to this Section 6(a) (including any portion of such option for which vesting was accelerated pursuant to the preceding sentence) will be exercisable until the earlier to occur of (i) the expiration date of such option pursuant to its terms and (ii) twelve (12) months following the date of termination pursuant to this Section 6(a).

(b) Termination by the Company for Cause. The Company may terminate the employment of Executive hereunder for Cause (as hereinafter defined). Executive shall be entitled to thirty (30) days prior written notice of the Company’s intent to terminate Executive hereunder and the right to appear before the Board (with counsel) to address and, if curable, cure such Cause during such thirty (30) day notice period. Any notice of intent to terminate for Cause must specify the particular grounds therefor in reasonable detail. In the event that the employment of Executive is terminated pursuant to this clause (b), the Company will pay to Executive the amount of all accrued but unpaid Base Salary to the date of such termination, but no annual incentive bonus will be paid with respect to (x) the year in which termination occurs, or (y) the immediately prior year if Executive is terminated under this clause (b) prior to payment of the bonus applicable to such prior year. As used herein, “Cause” means Executive’s (i) willful misconduct which is demonstrably and materially injurious to the Company, (ii) breach of fiduciary duty, (iii) substantial and continuing willful refusal by the Executive to perform the duties required of the Executive hereunder (other than any such refusal resulting from incapacity due to physical or mental illness) after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which it is believed that the Executive has substantially and continually refused to perform his duties hereunder; (v) conviction of, or the entry by the Executive of any plea of guilty or nolo contendere to, any felony or other lesser crime that would require removal from his position at the Company (e.g. any alcohol or drug related misdemeanor); provided, however, that in any of the foregoing circumstances, (a) with respect to Cause pursuant to (ii) or (iii) of this Section 6(b), Executive has failed to cure such Cause within the thirty (30) day period referenced in the second sentence of this Section 6(b), and (b) failure to achieve performance objectives shall not, in and of itself, be a basis for termination for Cause. In the event Executive is terminated for Cause, any stock option held by Executive shall be treated as provided in Exhibit A.

(c) Termination by Executive. Executive may terminate his employment hereunder (x) at any time without Good Reason or (y) with Good Reason (as hereinafter defined). Notice of any such termination must be in writing and will be effective sixty (60) days after receipt by the Company or such earlier date as may be specified by the Company after receipt of such notice. In the event that Executive terminates employment pursuant to subclause (x) of this clause (c), the Company will pay to Executive the amount of all accrued but unpaid Base Salary to the date of such termination, and any unpaid annual incentive bonus and any unpaid Supplemental Performance Bonus described in section 4(d) that in either case that has been earned prior to the date of termination shall be paid to Executive, on the same basis as is provided in Section 6(a), not later than 75 days from the end of the fiscal year to which such bonus relates, but no annual incentive bonus will be paid with respect to the year in which termination occurs. In the event that Executive terminates employment hereunder pursuant to subclause (y) of this clause (c) unless there has been an Adverse Determination, Executive will be entitled to receive the same salary, benefits and bonus payments, at the same time and in the same form, as would be provided were he to be terminated by the Company without Cause pursuant to Section 6(a) above. Further, in the event Executive terminates his employment hereunder with or without Good Reason, unless there has been an Adverse Determination, any stock option held by Executive that is vested at the time of Executive’s termination will be exercisable until the earlier to occur of (A) the expiration date of such option pursuant to its terms and (B) one year following the termination of Executive’s employment. As used herein, “Good Reason” means a termination by Executive of Executive’s employment hereunder within ninety (90) days after (i) any material diminution in the nature, title or scope of Executive’s job responsibilities from those set forth in Section 1, including for the avoidance of doubt, the appointment after November 14, 2007, of any person other than Executive to be Chief Executive Officer of the Company, or to any other position more senior to Executive’s, in terms of responsibilities or reporting relationships, without Executive’s prior written consent, (ii) dissolution or divestiture of all or a significant portion of the Company or other material change in the Company, which in each case would materially adversely diminish the nature, title or scope of Executive’s job responsibilities from those set forth in Section 1, or (iii) the Company’s material breach of any provision of this Agreement which is not cured within fifteen (15) business days after written notice thereof from Executive to the Company.

(d) Termination Upon Death. This Agreement will terminate automatically on the death of Executive. In the event that the employment of Executive is terminated pursuant to this clause (d), the Company will promptly pay to the representative of Executive, in one cash lump sum, not later than 30 business days from the date of such termination, the amount of all accrued but unpaid Base Salary to the date of such termination and an amount equal to one year’s Base Salary. The Company shall also pay, not later than 75 days from the end of the applicable fiscal year, any unpaid annual incentive bonus described in section 4(d) with respect to any fiscal year that has been completed prior to the date of termination and any unpaid Supplemental Performance Bonus, that in either case has been earned prior to the date of termination, on the same basis as is provided in Section 6(a), and the annual incentive bonus, if any, described in Section 4(d) with respect to the year in which termination occurs (pro rated for the portion of the fiscal year in which Executive was so employed). Further, any stock option held by Executive that is vested at the time of death will be exercisable by Executive’s personal representative or estate for a period of two (2) years from date of death and all unvested stock options held by Executive shall fully vest and be exercisable by Executive’s personal representative or estate for a period of six months from date of death.

(e) Termination by the Company by Reason of Disability. The Company may terminate the employment of Executive hereunder after Executive becomes Disabled. Notice of any such termination must be in writing and will be effective thirty (30) days after receipt by Executive. In the event that the employment of Executive is terminated pursuant to this clause (e), the Company will continue to pay to Executive the Base Salary per annum as in effect on the date of such termination, in accordance with the standard payroll practices of the Company as in effect from time to time, for a term of twelve (12) months immediately following the date of such termination (less the amount, if any, received by Executive from any disability insurance maintained by the Company), and an amount equal to The Company shall also pay, not later than 75 days from the end of the applicable fiscal year, any unpaid annual incentive bonus described in section 4(d) with respect to any fiscal year that has been completed prior to the date of termination and any unpaid Supplemental Performance Bonus, that in either case has been earned prior to the date of termination, on the same basis as is provided in Section 6(a), and the annual incentive bonus, if any, described in Section 4(d) with respect to the year in which termination occurs (pro rated for the portion of the fiscal year in which Executive was so employed). Further, any stock option held by Executive that is vested at the time of termination for disability will be exercisable for a period of six (6) months from date of such termination for disability and all unvested stock options held by Executive shall fully vest and be exercisable for a period of six (6) months from date of termination for disability. As used herein, the term “Disabled” means Executive becoming physically or mentally disabled or incapacitated to the extent that he has been or will be unable to perform his duties hereunder on account of such disabilities or incapacitation for a continuous period of six (6) months as determined by a qualified independent physician or group of physicians selected by the Company and approved by Executive or his representative, such approval not to be unreasonably withheld.

(f) Change of Control. A “Change of Control” shall have occurred if: (i) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) becomes the “beneficial owner” (as determined pursuant to Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than thirty-five percent (35%) of the aggregate voting power of the Company’s then outstanding securities, other than by acquisition directly from the Company; (ii) there has been a merger or equivalent combination involving the Company after which forty-nine percent (49%) or more of the voting stock of the surviving corporation is held by persons other than former shareholders of the Company; or (iii) the Company sells or disposes of all or substantially all of its assets. In the event that the employment of Executive is terminated following or in connection with a Change in Control, then the Company or its successor, as applicable, will pay to Executive an amount equivalent to two hundred percent (200%) of Executive’s Base Salary per annum as in effect on the date of such termination. Unless there has been an Adverse Determination, the Company shall during the twenty-four (24) month period immediately following termination of Executive following or in connection with a Change in Control pursuant to this Section 6(f), to the extent permissible under any relevant benefit plans of the Company, continue to provide participation to Executive in all other benefits provided for under Section 4(e), at the Company’s expense. In addition, in the event that the employment of Executive is terminated following or in connection with a Change in Control pursuant to this Section 6(f), the Company shall also pay, not later than 75 days from the end of the applicable fiscal year, any earned but unpaid annual incentive described in section 4(d) with respect to any fiscal year that has been completed prior to the date of termination, and any earned but unpaid Supplemental Performance Bonus, and a pro-rated annual incentive bonus with respect to the year in which termination occurs, all on the same basis as is provided in Section 6(a), but without duplication thereof. Further, all unvested stock options will vest without further action on the date of termination and all stock options shall be exercisable during the remainder of their original terms. Further, in the event that any amount otherwise payable hereunder would be deemed to constitute a parachute payment (a “Parachute Payment”) within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and if any such Parachute Payment, when added to any other payments which are deemed to constitute Parachute Payments, would otherwise result in the imposition of an excise tax under Section 4999 of the

Code, the amounts payable hereunder shall be reduced by the smallest amount necessary to avoid the imposition of such excise tax. Any such limitation shall be applied to such compensation and benefit amounts, and in such order, as the Company shall determine in its sole discretion; provided, however, that the Company shall utilize commercially reasonable efforts in the event of a Change of Control pursuant to clauses (ii) or (iii) above to cause an acquirer in such Change of Control to engage Executive as a consultant in a manner that would permit Executive to earn an amount at least equal to any reductions to the amounts to be paid to the Consultant pursuant to this Section 6(f) resulting from the immediately preceding sentence. For purposes of this Agreement, (i) any termination of Executive’s employment from the Company without Cause or for Good Reason, that occurs within three months prior to the occurrence of a Change in Control will be conclusively presumed to be in connection with such Change in Control, and (ii) any such termination that is following or in connection with a Change in Control shall entitle Executive to the benefits set forth in this Section 6(f), unless it is occurs less than three months after the occurrence of a supplemental performance objective that entitles Executive to be paid a Maximum Supplemental Performance Bonus, in which event Executive shall be entitled to the same benefits as are set forth in Section 6(a).

(g) Termination as a Result of Company Non-Renewal. If the Company delivers a notice of nonrenewal pursuant to Section 3 at the end of the initial Term of employment, and Executive’s employment terminates at the end of such term then following the end of the Term, the Company shall pay to Executive his Base Salary and benefits for a period of six (6) months (but eighteen (18) months with respect to the Company’s medical plans; provided that such benefits may be immediately terminated by the Company upon Executive’s qualification for coverage under the medical plans of another employer) in accordance with its payroll policies. In addition to the foregoing payments due under this Section 6(g), if, within 12 months of Executive’s termination of employment, (i) a supplemental performance objective occurs that would have entitled Executive to payment of a Maximum Supplemental Performance Bonus had his employment continued, then Executive shall be paid such Maximum Supplemental Performance Bonus upon the occurrence of such event, and (ii) a transaction is consummated that meets the definition of a Change of Control for purposes of this Agreement and in which Executive was significantly involved prior to termination of his employment, then Executive shall be paid a Threshold Supplemental Performance Bonus upon the occurrence of such event. If the initial Term is extended, any termination of employment that results from the Company’s delivery of a notice of non-renewal at the end of that or any later Term will be treated for all purposes as a termination by the Company without Cause. For this purpose, any offer to renew that is not on terms at least substantially equivalent to those set forth in this Agreement shall be treated as a notice of non-renewal.

(h) Release and Further Obligations. As a condition to the payments and other consideration provided to Executive under each clause of this Section 6, Executive or his representative shall have executed and delivered to the Company the form of general release attached hereto as Exhibit B. Except as otherwise expressly provided in this Agreement, in the Option, or in the terms of the release, from and after the effective date of any termination of Executive’s employment hereunder pursuant to this Section 6, the Company will have no further obligations (for the payment of money or otherwise) to Executive or his representative, as applicable, and Executive shall have no further obligations to the Company or any of its subsidiaries or affiliates.

7. Confidentiality.

(a) Executive will not, at any time following the Effective Date, regardless of whether Executive continues to be employed by the Company and, if Executive’s employment has been terminated, regardless of the manner, reason, time or cause thereof, directly or indirectly reveal, report, publish, disclose, transfer or furnish to any person not entitled to receive the same for the immediate benefit of the Company any Proprietary Information (as hereinafter defined). The term “Proprietary Information” means all information of any nature whatsoever, and in any form, which at the time or times concerns or relates to any aspect of any business that the Company, or its direct or indirect subsidiaries are involved in or actively contemplating (the “Business”) and which is confidential or proprietary to the Company. Proprietary Information includes, but is not limited to, items, materials and information concerning the following: marketing plans or strategies; budgets; designs; promotional strategies; client preferences and policies; creative activities for clients; concepts; intellectual property and trade secrets; product plans; financial information and all documentation, reports and data (recorded in any form) relating to the foregoing. Notwithstanding the foregoing, “Proprietary Information” does not include any information to the extent it becomes publicly known through no fault of Executive or any information which Executive is required to disclose as a result of a subpoena or other legal process.

(b) Executive agrees that all memoranda, notes, records, papers or other documents, computer disks, computer software programs and the like and all copies thereof, relating to the Business (the “Business Records”) are and will be the sole and exclusive property of the Company or its direct or indirect subsidiaries, as the case may be. Except for use for the benefit of the Company or its direct or indirect subsidiaries, as the case may be. Executive will not copy or duplicate any of the Business Records, nor remove them from the facilities of the Company or its direct or indirect subsidiaries, as the case may be. Executive must comply with any and all procedures which the Company or its direct or indirect subsidiaries may adopt from time to time to preserve the confidentiality of Proprietary Information and the confidentiality of property of the types described immediately above, whether or not such property contains a legend indicating its confidential nature.

(c) Upon termination of Executive’s employment with the Company for any reason whatsoever and at any other time upon the Company’s request, Executive (or his personal representative) must deliver to the Company all property described in this Section 7 which is in his possession or control.

8. Representations and Warranties. Executive represents and warrants to the Company that he is not a party to any employment agreement or other agreement which restricts, interferes with or impairs, or which might be claimed to restrict, interfere with or impair, in any way, Executive’s use of any information or Executive’s execution or performance of this Agreement. The Company represents and warrants to Executive that, on or prior to the execution of this Agreement, (i) it has obtained all requisite Board and Compensation Committee approvals necessary to enable it to enter into this Agreement, and to pay the cash and incentive compensation, grant the Option and provide the other benefits referenced herein, (ii) adequate shares have been and will at all times be reserved for issuance upon exercise of the Option, and (iii) it shall, at all times when the Company’s common stock is publicly traded, maintain and keep in effect a registration statement on Form S-8 covering the sale of the shares to Executive upon exercise of the Option.

9. Discoveries and Improvements. Executive acknowledges and agrees that all inventions, discoveries, and improvements, whether patentable or unpatentable, made, devised, or discovered by Executive, whether by himself, or jointly with others, from the date hereof until the expiration of the Term hereof, reasonably deemed to be directly related to or pertaining in any way to the Business, will be promptly disclosed in writing to the CEO (or such other officer as the CEO may designate) of the Company and will be the sole and exclusive property of the Company. Executive agrees to execute any assignments to the Company or its nominee of his entire right, title, and interest in and to any such inventions, discoveries, and improvements and to execute and deliver at the cost of the Company any other instruments and documents that may be requested by the Company that are requisite or desirable in applying for and obtaining patents, copyrights or trademarks, with respect thereto in the United States and in all foreign countries. Executive further agrees, whether or not in the employ of the Company, to cooperate, to the extent and in the manner requested by the Company, in the prosecution or defense of any patent, trademark or copyright claims or any litigation or other proceeding involving any inventions, trade secrets, processes, discoveries, or improvements covered by this Agreement, provided that all expenses thereof shall be paid by the Company.

10. Restrictive Covenants.

(a) Executive acknowledges and agrees that his position with the Company places him in a position of confidence and trust with respect to Proprietary Information. Executive consequently agrees that it is reasonable and necessary for the protection of the goodwill of the Business that Executive make the covenants contained herein. Accordingly, Executive agrees that, during the Term of this Agreement and for a period of twelve (12) months after the date of expiration or termination of Executive’s employment hereunder for any reason whatsoever, Executive will not, without the prior written consent of the Company and provided that the Company has not failed to make any payments to the Executive when due in accordance with the provisions of Section 6 and otherwise comply with the terms and conditions of this Agreement, (i) employ, solicit or encourage to leave the employ of the Company, or to become employed by any person other than the Company, any employee of the Company, or any individual who was an employee of the Company during the one year prior to the termination or expiration of Executive’s employment, (ii) persuade or attempt to persuade any customer of the Company as of the date of the termination or expiration of Executive’s employment or during the one year prior to the termination or expiration of Executive’s employment to cease doing business with, or to reduce the amount of business it does with, the Company, or solicit the business of any of the Company’s customers as of the date of the termination or expiration during the one year prior to the termination or expiration of Executive’s employment hereunder with respect to any product or service which competes with the products and services of the Company as of the date of termination of Executive’s employment or (iii) compete with the Company as a consultant to, employee of, or equity participant in, any venture which competes with the Business within the United States of America. No provision of this Section 10 shall prohibit Executive from merely owning (i.e., having no participation or involvement in the management) no more than three percent (3%) of the outstanding equity securities of any actively traded public entity.

(b) Executive has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under Sections 10 and 11 of this Agreement and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to avoid competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Executive, would not operate as a bar to Executive’s sole means of support, are required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the benefit otherwise afforded Executive by this Agreement.

11. Certain Remedies. The parties hereto acknowledge that in the event of a breach or a threatened breach by Executive of any of his obligations under Sections 7, 9 or 10 of this Agreement the Company will not have an adequate remedy at law. Accordingly, in the event of any such breach or threatened breach by Executive, the Company will be entitled to such equitable and injunctive relief as may be available to restrain Executive and any business, firm, partnership, individual, corporation or entity participating in such breach or threatened breach from the violation of the provisions hereof, and nothing herein will be construed as prohibiting the Company from pursuing any other remedies available at law or in equity for such breach or threatened breach, including the recovery of damages.

12. Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested) or sent by reputable overnight courier service (charges prepaid) to the recipient at the address below indicated or at such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have been given hereunder and received when delivered personally, five days after deposit in the U.S. mail and one day after deposit for overnight delivery with a reputable overnight courier service. All notices hereunder to the Company shall be addressed to the Secretary of the Company at 570 Lexington Avenue, 29th Floor, New York, NY, 10022, and to Executive at 2407 Cave Spring Place, Louisville, KY. Each such address for notice may be changed by notice of such change given to the other party hereto.

13. Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior or contemporaneous agreements, whether written or oral, of the parties or affiliates hereto relating to the subject matter hereof. No amendment, waiver or modification hereof will be valid or binding unless made in writing and signed by the parties hereto (in the case of an amendment or modification) or by the party against whom enforcement is sought (in the case of a waiver).

14. Governing Law/Arbitration. This Agreement will be governed, interpreted and construed according to the internal laws of the State of New York without regard to conflict of laws principles. Any controversy or claim arising out of, or relating to, this Agreement or the breach thereof, must be promptly settled by arbitration by a panel of three (3) arbitrators in New York, New York, in accordance with the Commercial Rules of the American Arbitration Association then in effect, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. It is expressly understood that the arbitrators will have the authority to grant legal and equitable relief, including both temporary restraints and preliminary injunctive relief to the same extent as could a court of competent jurisdiction, and that the arbitrators are empowered to order either side to fully cooperate in promptly resolving any controversies or claims under this Agreement. Notwithstanding the foregoing, in the event of a breach or threatened breach by Executive of any provision of Section 7, 9 or 10 of this Agreement, the Company will be entitled to seek an injunction from any court of competent jurisdiction in the State of New York and Executive hereby submits to the personal jurisdiction of any such court. The Company shall bear all reasonable costs and expenses (including, but not limited to, Executive’s reasonable attorneys’ fees and costs and expenses) in connection with enforcement of his rights and any reasonable costs associated with the enforcement of any arbitration award in court; unless Executive fails to prevail on any material issue in such dispute. The Company shall also pay Executive’s reasonable legal fees and expenses (at standard hourly rates) in connection with the drafting and negotiation of this Agreement and related documents, which fees and expenses shall not exceed $25,000 in the aggregate.

15. Severability. Should any part of this Agreement be held or declared to be void or illegal for any reason by an arbitrator or court of competent jurisdiction, such provision will be ineffective, but all other parts of this Agreement which can be effected without such illegal part will nevertheless remain in full force and effect. In such a case, the parties shall, and the court of competent jurisdiction may, replace the invalid provision with a legally permissible arrangement, which comes nearest to the intended purpose of the invalid provision.

16. Headings. The Section headings contained in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

17. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive will be subject to withholding of such amounts relating to taxes (whether or not related to payments required to be made by the Company hereunder) as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation.

18. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original, but all of which will collectively constitute a single original.

19. No Reliance; Opportunity to Consult with Counsel. The parties hereto each represent to the other that in executing this Agreement each does not rely upon, and has not relied upon, any representation or statement not set forth herein with regard to the subject matter, basis or effect of this Agreement or otherwise. Executive acknowledges that he has had an opportunity to consult with an attorney of his choice prior to executing this Agreement.

20. No Assignment. Neither this Agreement nor the right to receive any payments hereunder may be assigned by Executive except as provided for herein. This Agreement will be binding upon Executive, his heirs, executors and administrators and upon the Company, its successors and assigns.

21. No Mitigation or Setoff. Executive shall not be required to mitigate the amount of any damages that Executive may incur or other payments to be made to Executive hereunder as a result of any termination or expiration of this Agreement. Neither the Company, nor any of its subsidiaries or affiliates shall be entitled to set-off against the amounts payable to Executive under this Agreement any amounts earned by or owed to Executive, in other employment after termination of his employment, or for any other reason.

22. Non-Disparagement. Executive agrees not to publicly criticize, denigrate or disparage the Company, its past and present direct and indirect subsidiaries, affiliates, successors, assigns and all of their past and present employees, officers and directors. The Company agrees not to, and to use commercially reasonable efforts to cause its past and present direct and indirect subsidiaries, affiliates, successors, assigns and all of their past and present employees, officers and directors not to, publicly criticize, denigrate or disparage Executive.

23. Survival. The provisions of Sections 4(f), 5, 6, 7, 9, 10, 11, 14, 15, 17, 20, 21, 22 and this Section 23 will survive the termination or expiration of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

Castle Brands Inc.		Executive
By:	/s/ Seth Weinberg	By:	/s/ Donald Marsh
	Name: Seth Weinberg Title: Senior Vice President, General Counsel and Secretary		Name: Donald Marsh

EXHIBIT A

FORM OF OPTION AGREEMENT

CASTLE BRANDS INC.

STOCK OPTION GRANT AGREEMENT

Granted to: Donald L. Marsh	Grant Date: November 12, 2007

Social Security No.: ______________	Option price per share: $3.09

Option No.: ___	Governing Document: Castle Brands Inc. 2003 Stock Incentive Plan (the “Plan”)
Total Shares: 250,000

Vesting Period: Four Years

Your Option

This option is granted pursuant to, and is subject to the terms and conditions of, the Plan and the Employment Agreement between you and the Company to which this Form of Option Agreement is attached “Employment Agreement”). Except as otherwise specifically stated herein, any inconsistency between the terms of this option agreement and the Employment Agreement shall be resolved by reference to the terms and provisions which are more favorable to you. Any remaining inconsistency between the terms of this option agreement and the Employment Agreement and the terms of the Plan, shall be resolved by reference to the terms and provisions of the Plan.

Your option shall be treated as an option which is not an incentive stock option.

Vesting

This option shall vest and become exercisable evenly over four years, commencing on March 1, 2007, at the rate of 25% per year, subject to your continued employment on the applicable vesting date. This option shall be subject to acceleration of vesting and exercisability as provided in the Employment Agreement and you will receive credit for one additional year of service for determining your vesting and exercisability rights on the first date on which you have earned a “Threshold Supplemental Performance Bonus” and your right to exercise the option shall become fully vested and exercisable on the first date on which you have earned the “Maximum Supplemental Performance Bonus,” as each such term is defined in the Employment Agreement.

Payment Methods

Payment of the option price shall be made in U.S. dollars or in Common Stock of the Corporation valued at its fair market value, or in a combination of such Common Stock and cash, or by any other method as may be approved by the Compensation Committee or otherwise permitted under the Plan. However, payment may not be made with Common Stock unless stock has been held for at least six months. Payment shall be made to the Corporation at its corporate office, Castle Brands Inc., 570 Lexington Avenue, 29th Floor, New York, NY 10022, Attention: President.

Conditions of Exercisability

The exercise of your option is subject to the following terms and conditions:

As a prerequisite to delivery of any stock certificates upon your exercise of an option granted hereunder, you shall give an undertaking and agree to the placing of such legends on your certificates as may be required by the Compensation Committee to assure compliance with any federal or state securities laws. The Common Stock purchased pursuant to the exercise of an option granted hereunder cannot be sold unless it has been registered under the Securities Act of 1933, as amended (the “Act”), or is subject to an exemption from registration under such Act.

Except as provided below or in the Employment Agreement, you must be an employee or director of, or a consultant to the Corporation or one of its subsidiaries at the date of exercise and that employment, directorship or consultancy must have been continuous from the date hereof. For the purposes of the Plan, persons on company-authorized leaves of absence are considered employees; however, long-term disability is not considered employment.

In the event of a change of control of the Corporation your rights to exercise this option shall be governed by your employment agreement, or if not specifically addressed in your employment agreement or if you do not have an employment agreement, shall be governed by the Plan. In the event of (i) your death or (ii) the termination of your employment, directorship or consultancy by the Corporation for cause or without cause, by you or due to long-term disability while an active employee, director or consultant, your rights to exercise this option shall be governed by your employment agreement, or if not specifically addressed in your employment agreement or if you do not have an employment agreement, shall be as follows:

(a) In the event of your death while an active employee, director or consultant, your rights to exercise this option which have vested to and including the date of death may be exercised within one year after death by your estate or by any person who acquires such option by inheritance or devise. Thereafter, such rights shall lapse.

(b) In the event of the termination of your employment, directorship or consultancy due to long-term disability, your rights to exercise this option which have vested to and including the date of long-term disability may be exercised within one year after the start of long-term disability by you or, should you die within said one year period, by your estate or any such person who acquires this option by inheritance or devise. Thereafter, such rights shall lapse.

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(c) In the event of your Retirement (as defined below) from the Corporation, or one of its subsidiaries, your rights to exercise this option which have vested to and including the date of your Retirement may be exercised within three months after Retirement by you or, should you die within said three months period, by your estate or any person who acquires this option by inheritance or devise. Thereafter, such rights shall lapse. For purposes of this paragraph (c), the term “Retirement” shall mean the termination of employment after having reached age sixty-five (65).

(d) In the event of the termination of your employment by the Company without Cause or by you for Good Reason (each as defined in the Employment Agreement), or in the event of your death or disability, your rights to exercise this option which have vested to date of termination or in connection therewith may be exercised at any time within twelve months after such termination (the “Post Termination Exercise Period”) or, should you die within said twelve month period, by your estate or any person who acquires this option by inheritance or devise. Thereafter, such rights shall lapse.

(e) If your employment is terminated for Cause, the option granted hereunder shall provisionally terminate upon the giving of notice of your termination, but your rights under the Option shall be stayed pending conclusion of any arbitration proceeding you commence within sixty days of termination to contest such determination.

This option is not, in any event, exercisable after the expiration of ten years from the date of grant.

The exercise of this option is subject to all the terms and conditions contained in the Plan, a copy of which is attached hereto.

In connection with the exercise of this option, the Corporation, or one of its subsidiaries, shall have the right to withhold from your salary or other amounts payable to you, or to require you to make arrangements to pay in a manner satisfactory to the Corporation, the appropriate amount of applicable withholding taxes, if any. Without limiting the scope of the preceding sentence, you shall have the right to elect to pay your withholding taxes to the Corporation in cash or to have such number of shares of Common Stock otherwise issuable with respect to the exercise of this option reduced by the amount necessary to satisfy all or part, as you may so elect, of your statutory minimum withholding obligation, and to transfer to the Corporation unrestricted shares of Common Stock already held by you to satisfy all or any part, as you may so elect, of your withholding obligation, provided that no more than the statutory minimum withholding amount shall be so withheld.

Please retain this copy for your files.

CASTLE BRANDS INC.		GRANTEE:
By:
	Print Name: Title:	Print Name:

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EXHIBIT B

Form of General Release

GENERAL RELEASE

1. As a condition to and in consideration of the payments and benefits described in Section 6 of the Employment Agreement, dated as of November 12, 2007, between Castle Brands Inc. and me relating to my employment with Castle Brands Inc., and for other good and valuable consideration, I, with the intention of binding myself and my heirs, beneficiaries, trustees, administrators, executives, assigns and legal representatives (collectively, the “Releasors”), hereby irrevocably and unconditionally release, remise, and forever discharge Castle Brands Inc. and the Releasees (as hereinafter defined) with respect to any and all agreements, promises, rights, liabilities, claims, and demands of any kind whatsoever (upon any legal or equitable theory, whether contractual, common law, or statutory, under federal, state or local law or otherwise), whether known or unknown, asserted or unasserted, fixed or contingent, apparent or concealed, that the Releasors ever had, now have or hereafter can, shall or may have for, upon, or by reason of any matter, cause or thing whatsoever existing, accruing, arising or occurring at any time on or prior to the date I execute this General Release, including, without limitation, (i) any and all rights and claims arising out of or in connection with my employment by Castle Brands Inc., the terms and conditions of such employment, or the termination of my employment; (ii) any and all contract claims, claims for bonuses, claims for severance allowances or entitlements; (iii) fraud claims, defamation, disparagement and other personal injury and tort claims; and (iv) claims under any federal, state, or municipal employee benefit, wage payment, discrimination, or fair employment practices law (e.g., on the basis of sex, religion, age, race, or disability), statute, or regulation, and claims for costs and expenses (including but not limited to experts’ fees and attorneys’ fees) with respect thereto. This General Release includes, without limitation, any and all rights and claims under the Title VII of the Civil Rights Act of 1964, as amended, the Employee Retirement Income Security Act of 1974, the Americans with Disabilities Act of 1990, the U.S. Pregnancy Discrimination Act, the U.S. Family and Medical Leave Act, the U.S. Fair Labor Standards Act, the U.S. Equal Pay Act, The Workers Adjustment and Notification Act, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990, the Civil Rights Act of 1866, the Family and Medical Leave Act of 1993, the Civil Rights Act of 1991, the New York Conscientious Employee Protection Act, the New York Equal Pay Act, the New York Smokers’ Rights Law, the New York Family Leave Act, the New York Genetic Privacy Act, and the New York Constitution, in each case as such laws have been or may be amended.

2. Notwithstanding any other provision of this Release, nothing in this General Release shall deprive Releasors of any compensation that was earned but not paid prior to my termination; accrued benefits to which I have acquired a vested right under any employee benefit plan or policy, stock plan or deferred compensation arrangement; any other benefits or any health care continuation coverage to the extent required by applicable law; or any right that I or my Releasors may have under the Employment Agreement with the Company dated as of November 12, 2007.

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3. For purposes of this General Release, the term “Castle Brands Inc. and the Releasees” includes Castle Brands Inc., its past and present direct and indirect subsidiaries, affiliates, successors, assigns, and all of its and their past, preset, and future employees, officers, directors, attorneys, agents, and legal representatives, whether acting as agents or in individual capacities, and this General Release shall inure to the benefit of and shall be binding and enforceable by all such entities and individuals.

4. Notwithstanding anything to the contrary in this General Release, in the event that any of the parties released under this General Release initiates a lawsuit or other claim (each, an “Original Lawsuit or Claim”) against any of the Releasors, the Releasors may counterclaim or bring any lawsuit or other claim against such released party and/or Castle Brands Inc. and/or its subsidiaries so long as such counterclaim, lawsuit or other claim is related to the Original Lawsuit or Claim. Except as specifically stated in this Section 4, this Section 4 shall not affect the other provisions of this General Release

5. (a) Opportunity to Review. I acknowledge that before signing this General Release, I was given a period of at least twenty-one (21) days in which to review and consider it. I acknowledge that I was encouraged by Castle Brands Inc. to review this General Release, and that to the extent I wish to do so I have done so. I further acknowledge that I have read this General Release in its entirety, and that I fully understand the terms and legal effect of this General Release. I am entering into this General Release voluntarily and of my own free will. If I executed this General Release before the end of the twenty-one (21) day period, such early execution was completely voluntary, and I had reasonable and ample time in which to review this General Release.

(b) Revocability. I agree that, for a period of seven days after I sign this General Release (the “Revocation Period”), I have the right to revoke it by providing notice, in writing (delivered by hand or by overnight mail), to Castle Brands Inc., Attention: Chief Executive Officer. Notwithstanding anything contained herein to the contrary, this General Release will not become effective and enforceable until after the expiration of the Revocation Period.

Date signed:

Name:

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